Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

July 8, 2015 and the Prospectus dated October 6, 2014

Registration No. 333-199181

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	July 8, 2015

Settlement Date:	July 13, 2015 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-199181)

Terms applicable to

3.200% Senior Notes due 2020

Aggregate Principal Amount:	$1,500,000,000

Final Maturity Date:	July 13, 2020

Public Offering Price:	99.972%, plus accrued and unpaid interest, if any, from July 13, 2015

Benchmark Treasury:	1.625% due June 30, 2020

Benchmark Treasury Yield:	1.506%

Spread to Benchmark Treasury:	T+170 bps

Coupon:	3.200%

Yield to Maturity:	3.206%

Interest Payment Dates:	January 13 and July 13, commencing January 13, 2016

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+25 bps Par call on or after June 13, 2020

CUSIP / ISIN:	37045X AY2 / US37045XAY22

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Commerz Markets LLC Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

Co-Managers:	Banco Bradesco BBI S.A. BB Securities Limited BMO Capital Markets Corp. Blaylock Beal Van, LLC Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

Terms applicable to

4.300% Senior Notes due 2025

Aggregate Principal Amount:	$800,000,000

Final Maturity Date:	July 13, 2025

Public Offering Price:	99.863%, plus accrued and unpaid interest, if any, from July 13, 2015

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Yield:	2.217%

Spread to Benchmark Treasury:	T+210 bps

Coupon:	4.300%

Yield to Maturity:	4.317%

Interest Payment Dates:	January 13 and July 13, commencing January 13, 2016

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+35 bps Par call on or after April 13, 2025

CUSIP / ISIN:	37045X AZ9 / US37045XAZ96

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Commerz Markets LLC Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

Co-Managers:	Banco Bradesco BBI S.A. BB Securities Limited BMO Capital Markets Corp. Blaylock Beal Van, LLC Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (888)-603-5847, email: barclaysprospectus@broadridge.com; BNP Paribas Securities Corp., Attention: Syndicate Desk, 787 Seventh Avenue, New York, NY 10019, telephone: (800)-854-5674, email: nyk_elo@us.bnpparibas.com; Commerz Markets LLC, Attention: Syndicate Desk, 225 Liberty Street, New York, NY 10281, telephone: (212)-895-1909; Mizuho Securities USA Inc., Attention: Debt Capital Markets, 320 Park Avenue, 12th Floor, New York, NY 10022; telephone: (866)-271-7403; and Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, telephone: (866)-718-1649, email: prospectus@morganstanley.com.